Exhibit 10.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of October 13, 2014 (this “Amendment”), is by and among Overland Storage, Inc., a California corporation (the “Company”), Sphere 3D Corporation, an Ontario corporation (“Parent”), and S3D Acquisition Company, a California corporation and wholly owned subsidiary of Parent (“Merger Sub”) (each a “Party” and together the “Parties”).

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger dated as of May 15, 2014 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company (the “Merger”) and the Company shall continue as the surviving corporation in such Merger (capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the Company previously issued that certain Amended & Restated Promissory Note dated as of September 8, 2014 (the “Note”) in favor of Parent and granted a security interest to Parent under that certain Security Agreement dated as of May 15, 2014 (the “Security Agreement”);

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, the terms or provisions of the Merger Agreement may be amended by the Parties in writing at any time before or after Company Shareholder Approval by an instrument in writing signed on behalf of each of the Parties and duly approved by the Parties’ respective Boards of Directors or a duly designated committee thereof;

WHEREAS, Parent desires to waive compliance by the Company with certain provisions and agreements contained in the Note as set forth herein;

WHEREAS, pursuant to Section 8.6 of the Merger Agreement, a Party may waive compliance by the other Party with any of the agreements or conditions contained in the Merger Agreement if such waiver is set forth in an instrument in writing signed on behalf of such Party;

WHEREAS, in consideration for (i) the waiver granted by Parent in Section 1 of this Amendment to permit the Company to incur additional indebtedness of up to $7.5 million, which shall be assumed by Parent at the Closing of the Merger, and to permit the Company grant a lien on substantially all of its assets and Tandberg Data Holdings S.à r.l. (“Tandberg

Luxembourg”) to grant a lien on its intellectual property, (ii) the partial guaranty of $2.5 million of such additional indebtedness by Parent and (iii) the waiver and release granted by Parent in Section 2 of this Amendment to permit the Company to transfer 25,000 shares of Parent Common Stock owned by the Company to the holders of the existing convertible notes issued by the Company (all of which are affiliates of the Lender) in consideration for such holders waiving the debt and lien restrictions under such convertible notes with respect to the Loan Agreement, the Company has agreed to the adjustment to the Exchange Ratio set forth in Section 4 of this Amendment; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Parent Waiver of Incurrence of Indebtedness. Pursuant to Section 5.1(b) of the Merger Agreement, Parent hereby consents, notwithstanding anything to the contrary in the Merger Agreement (including, without limitation, Section 5.1(b)(vii)) or the Note (including, without limitation, Section 2), the Security Agreement or any other agreement between Parent and the Company, to the entry by the Company into a Loan and Security Agreement (the “Loan Agreement”) with FBC Holdings S.à r.l. (the “Lender”) in substantially the form attached hereto as Exhibit A, the entry by the Company into any ancillary agreements related thereto or contemplated thereby, the granting of liens by the Company and Tandberg Luxembourg, and the completion of the transactions contemplated thereby on the terms set forth therein.

2. Partial Guaranty. Parent hereby agrees to provide Lender a partial guaranty with respect to $2.5 million in principal amount of the loan to be made to the Company by Lender pursuant to the Loan Agreement, which shall provide, among other things, that in the event that the Closing of the merger contemplated by the Merger Agreement does not occur within ninety (90) days after the date of this Amendment, Parent shall repay $2.5 million of such loan to Lender in shares of Parent Common Stock.

3. Consent to Transfer of Parent Common Shares. Pursuant to Section 5.1(b) of the Merger Agreement, Parent hereby consents, notwithstanding anything to the contrary in the Merger Agreement (including, without limitation, Section 5.1(b)(iii)), the Note (including, without limitation, Section 2), the Security Agreement, or any other agreement between Parent and the Company, to the transfer of 25,000 shares of Parent Common Stock owned by the Company to the holders of the existing convertible notes issued by the Company (all of which are affiliates of the Lender) in consideration for such holders waiving the debt and lien restrictions under such convertible notes with respect to the Loan Agreement, and Parent hereby releases its security interest in such shares.

4. Amendment to Exchange Ratio. The second sentence of Section 2.1(a) of the Merger Agreement is hereby amended by deleting such second sentence of Section 2.1(a) in its entirety and substituting in lieu thereof the following:

“As used in this Agreement, “Exchange Ratio” shall mean 0.46385 plus the quotient obtained by dividing (x) the number of Parent Common Shares held by the Company immediately prior to the Effective Time by (y) 18,495,865.20 plus the quotient obtained by dividing (A) (i) 105% of the principal amount of any indebtedness of the Company to Cyrus (designated in U.S. dollars) repaid by the Company on or after the date hereof and prior to the Effective Time divided by (ii) 8.675 by (B) 18,495,865.20.”

5. No Other Amendments. The Parties each hereby acknowledge, agree and understand that except as expressly set forth above, this Amendment (i) shall not amend, modify or otherwise impact any provision of the Merger Agreement, all of which shall remain in effect, and (ii) shall not serve as a waiver of, and shall be without prejudice to, any rights, remedies, claims or defenses of any Party under the Merger Agreement or otherwise, all of which are expressly reserved by the respective Parties.

6. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

SPHERE 3D CORPORATION

By:	/s/ T. Scott Worthington
Name: Scott Worthington
Title: Chief Financial Officer

S3D ACQUISITION COMPANY

By:	/s/ T. Scott Worthington
Name: Scott Worthington
Title: Chief Financial Officer

OVERLAND STORAGE, INC.

By:	/s/ Kurt Kalbfleisch
Name: Kurt Kalbfleisch
Title: CFO

[Signature Page to Amendment of Merger Agreement]

EXHIBIT A

FORM OF LOAN AND SECURITY AGREEMENT